FORM 8-A/A

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Dean Foods Company

(Exact name of registrant as specified in its charter)

Delaware	75-2559681

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

2515 McKinney Avenue, LB 30 Suite 1200, Dallas Texas	75201

(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Common Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

     This Form 8-A/A (Amendment No. 1) amends and supplements the information set forth in the Registration Statement on Form 8-A filed with the Securities and Exchange Commission by Suiza Foods Corporation, predecessor in interest to Dean Foods Company, a Delaware corporation (the “Company”), on March 10, 1998 (File No. 1-12755).

Item 1. Description of Registrant’s Securities to be Registered

     On March 6, 1998, the Company entered into a Rights Agreement dated as of March 6, 1998 (the “Rights Agreement”) between the Company and Harris Trust and Savings Bank as Rights Agent.

     On May 26, 2004, the Company executed an amendment (the “Amendment”) to the Rights Agreement to, among other things, (1) increase the exercise price of a Right to $145 per share, (2) reflect the appointment of The Bank of New York as successor Rights Agent, (3) require any redemption of the outstanding Rights occur prior to the earlier of the Stock Acquisition Date, as opposed to the Distribution Date, and the Final Expiration Date (as such terms are defined in the Rights Agreement), and (4) eliminate the so-called “deadhand” provisions that stipulated certain actions could be taken only by those members of the Board of Directors that were “continuing directors.” A “continuing director” generally was defined as a member of the Board of Directors prior to the commencement of a hostile takeover of the Company. As a result of the Amendment, decisions to be made pursuant to the original Rights Agreement by such continuing directors will now instead be made by a majority of all the directors at the time of such decision.

     The Amendment is filed as Exhibit 1 to this Form 8-A/A and is incorporated herein by reference. The foregoing summary description of the Amendment is qualified in its entirety by reference to the full text of the Amendment.

Item 2.    Exhibits

1.	Amendment No. 1 to Rights Agreement, dated May 26, 2004, between Dean Foods Company and The Bank of New York, as Rights Agent.

SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 27, 2004	DEAN FOODS COMPANY
	By:	/s/ Lisa N. Tyson
Lisa N. Tyson
Senior Vice President and Deputy General Counsel

INDEX TO EXHIBITS

Exhibit
Number	Description
1	Amendment No. 1 to Rights Agreement, dated May 26, 2004, between Dean Foods Company and The Bank of New York, as Rights Agent.